Exhibit 99.1

International Game Technology Amends Credit Facility

RENO, Nev., June 8, 2009 — International Game Technology (NYSE: IGT) announced today that it has amended and restated its credit facility to extend approximately $1.7 billion of the commitments under the prior facility with a group of 28 lender banks until June 8, 2012.  The extended portion of the credit facility generally provides for an interest rate equal to LIBOR plus 260 basis points on borrowings and a facility fee equal to 65 basis points, payable on the extended commitments, at the Baa2/BBB pricing level.  The facility fee and interest rate are subject to adjustment, on a sliding scale, based upon the debt rating of IGT’s senior unsecured debt.

The balance of commitments remaining from IGT’s prior credit facility, totaling approximately $400 million, continue under the amended and restated credit facility and will expire as previously scheduled on December 19, 2010.  As of June 8, 2009, aggregate outstanding borrowings under the credit facility totaled approximately $810 million, compared to approximately $1.54 billion as of March 31, 2009.

IGT engaged Banc of America Securities LLC, Wells Fargo Bank, N.A., and RBS Securities, Inc., as Joint Lead Arrangers and Joint Book Managers. Bank of America, N.A. serves as Syndication Agent, Wells Fargo Bank, N.A. serves as Administrative Agent, and The Royal Bank of Scotland PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd./Union Bank of California, N.A., and Mizuho Corporate Bank, Ltd. serve as Co-Documentation Agents.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

SOURCE International Game Technology

CONTACT: Patrick Cavanaugh, Executive Vice President and Chief Financial Officer, or Craig Billings, Vice President Corporate Finance/Investor Relations, both of IGT, 1-866-296-4232